PRESS RELEASE

CENTURY REALTY TRUST
320 N. Meridian St., Suite 823, Indianapolis, IN 46204
Contact:

John I. Bradshaw, Jr.
Phone:

(317) 632-5467
FAX:

(317) 685-1588

FOR IMMEDIATE RELEASE

CENTURY REALTY TRUST AGREES TO SELL ITS REAL ESTATE PORTFOLIO

       Century Realty Trust today announced that it has entered into a nonbinding letter of intent to sell substantially all of its assets to Buckingham Properties, Inc. or Buckingham's assignees.  The purchase price will be $60 million, consisting of approximately $48.3 million of cash and assumed debt of approximately $11.7 million.
       The sale is conditioned upon satisfactory completion of due diligence, negotiation of mutually acceptable definitive documentation, certain regulatory approvals and shareholder approval.  Management of the Trust expects that the sale could be completed in the second calendar quarter of 2006.  There can be no assurance that this proposed sale will be completed, or completed on the same terms and conditions as are in the letter of intent.
       The trustees of the Trust will consider the appropriate use for the proceeds of the sale, including the possible termination and liquidation of the Trust and distribution of the proceeds to the shareholders of the Trust.  Termination of the Trust requires approval by the shareholders of the Trust.
       Century Realty Trust is a real estate investment trust.  It has approximately 2,400 record holders of 1,802,842 outstanding shares of beneficial interest.  The Trust's shares are listed on the Nasdaq SmallCap Market under the symbol CRLTS.
       Buckingham Properties, Inc. is an Indianapolis based developer and operator of premier apartment communities with operations throughout the Midwest.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

       To the extent the Trust makes certain "forward-looking statements" in this press release, such as statements about future plans, goals and other events which have not yet occurred, such statements are intended to qualify for the safe harbors from liability provided by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can generally be identified because they include words such as the Trust "believes," "anticipates," "expects" or words of similar import.  These forward-looking statements involve risks and uncertainties and the actual results could differ materially from those discussed in the forward-looking statements.  These risks and uncertainties include, without limitation, risks associated with the negotiation of mutually acceptable definitive documentation of the sale and obtaining required regulatory approvals.  You should consider these risks and factors and the impact they may have when you evaluate these forward-looking statements.  These statements are based only on the Trust's knowledge and expectations on the date of this press release.  The Trust disclaims any duty to update these statements or other information in this press release based on future events or circumstances.

Indianapolis, IN, February 7, 2006